Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES WATER RIGHTS APPROVAL FOR MT. HOPE PROJECT

MAJOR MILESTONE FOR MT. HOPE DEVELOPMENT

LAKEWOOD, COLORADO — July 15, 2011, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) announced that the Company, through a subsidiary, received approval of its water applications for the Mt. Hope mine.

On July 15, 2011, the Nevada State Engineer issued ruling 6127 granting the Company’s water right applications for the use of 11,300 acre-feet annually (afa) of water for mining purposes, which will facilitate the pumping of approximately 7,000 gallons per minute.  The specific water right permits are anticipated to be issued following payment of statutory fees, and, following the State Engineer’s approval of a Monitoring, Management, and Mitigation Plan (3M Plan), prepared in cooperation with Eureka County, the water will be available for consumptive use.

Bruce D. Hansen, Chief Executive Officer, said, “We are extremely pleased that once again the State Engineer has granted our water applications, representing a major milestone for the development of the Mt. Hope mine.  Separate from the legal and administrative process, we are also continuing discussions with area stakeholders who may have legitimate concerns to hopefully mitigate their issues.  We have been working closely with Eureka County to develop a 3M Plan, which will be submitted to the State Engineer’s office prior to water use, which will provide additional protection for other water consumers in the Kobeh and Diamond valleys through an open and transparent process.  We maintain our commitment to the Eureka Producers’ Cooperative through the establishment of the Sustainability Trust to help Diamond Valley conserve water and enhance the viability of the agricultural community.”

WATER RIGHTS HISTORY

The Mt. Hope mine will require a net of approximately 7,000 gallons per minute of makeup water to facilitate ore processing, dust control, and other uses.

In 2006 and 2007, the Company, through a wholly-owned subsidiary, acquired more than 15,630 afa of groundwater rights, primarily in the Kobeh Valley groundwater basin, through the purchase of ranches owning senior agricultural water rights.  Those water rights require conversion to mining use as well as a change in location from existing well locations and places of use spread throughout Kobeh Valley to a more concentrated well field and place of use located near the Mt. Hope project.  These actions require applications to the Nevada State Engineer’s office, which were initially submitted in 2007.

In April 2009, the Nevada State Engineer issued Ruling 5966 granting the Company’s applications for 11,300 afa, satisfying the Mt. Hope project’s makeup water requirement.  That ruling was appealed by the County of Eureka and some local growers, including the Eureka Producers’ Cooperative (EPC).  In April 2010, a Nevada District Court overturned the State Engineer’s decision on a procedural issue, remanding the decision back to the State Engineer to reconsider in a new hearing.

In December 2010 and May 2011, the State Engineer held public hearings where the Company presented, among other things, its hydrology model to the State Engineer and protestants, allowing for discussion and testimony related to predicted impacts to existing water users.

In the meantime, the Company has continued to work on resolving concerns with the protestants.  In August 2010, the Company announced the creation of a Sustainability Trust in cooperation with the EPC, which is tasked with developing and implementing programs that will serve to enhance the sustainability and well-being of the agricultural economy in the Diamond Valley groundwater basin.  In conjunction with the creation of the Trust, the EPC withdrew its protests and appeal and has since cooperated with the Company.  The $4 million trust will be funded by Eureka Moly LLC, the Company’s 80%-owned subsidiary.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors and Business Development - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.